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                                                                Exhibit 10(v)

                              EXECUTIVE SAVINGS PLANS

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                                    INTRODUCTION

At United HealthCare, we are committed to providing you opportunities that help you prepare for a financially secure future. The 401(k) Savings Plan, Employee Stock Purchase Plan, and Employee Stock Ownership Plan offer all eligible employees options for accumulating savings and retirement assets.

However, these plans are subject to restrictive tax legislation. Recognizing that this legislation limits the amount you can defer into the plans, United HealthCare created the Executive Savings Plans. These non-qualified deferred compensation plans allow you to defer virtually as much of your compensation as you wish through means that leverage the current tax environment.

The non-qualified plans are not subject to the same restrictions placed upon qualified plans, such as the annual 401(k) dollar deferral limit. The non-qualified plans are unfunded plans, which means that funds or contributions are not set aside in a trust and are subject to general creditors of United HealthCare.

Participating in the non-qualified plans reduces your current take-home pay by deferring your salary to a future point in time. Before deciding whether or not to enroll in the non-qualified plans for 1997, be sure to consider your own tax and financial needs. You may want to consult your personal tax or financial advisor to weigh how these plans might fit into your long-term financial goals.

WHAT IS ELIGIBLE COMPENSATION?

Your Part I and II contributions to the non-qualified plans are based on eligible compensation. For the purposes of the plans, eligible compensation generally means the same compensation as that used to determine the amount of elective deferrals under the United HealthCare 401(k) Savings Plan.

PLAN ELIGIBILITY REQUIREMENTS

To participate in the Executive Savings Plans, you must meet certain eligibility requirements.

1. For all three Parts under the Plans, you must be an employee with at least two months of service in an eligible class at United HealthCare.

2. Participation under Part II or Part II is available the first day of the calendar month following completion of the two-month eligibility requirement.

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3.   To participate in Part I, you also must participate in the 401(k) Savings
     Plan and reach one of the following IRS limits during 1997:

     -    Earn $160,000 in eligible compensation (increased from $150,000 in
          1996)

     -    Make 401(k) deferrals that reach the 1997 IRS annual limit of $9,500

4. You may only enroll in Part I or Part II during the December 1996 enrollment period or when you become newly eligible during the year.

HOW THE PLANS WORK

PART I -- 401(k) KEEP WHOLE

As long as you participate in the 401(k) Savings Plan, you may participate in Executive Savings Plan Part I. Part I:

- Enables you to defer from 1 percent to 15 percent of your eligible compensation on a pre-tax basis after you 401(k) elective deferrals reach the 1997 IRS dollar limit of $9,500 or you earn $160,000 in eligible compensation; and

- Provides a United HealthCare matching contribution of 50 cents for each dollar you defer into your Part I account, up to the first 6 percent of your eligible compensation. These matching contributions receive the same investment credits that you elect for your own contributions.

When you reach one of the IRS 401(k) annual limits (listed on previous page), your Part I deferrals begin as follows:

- If you reach the limit during a Management Incentive Plan (MIP) Bonus payout or other similar bonus payout that is declared to be equivalent to MIP, your contributions begin in that same pay period,

                                     OR

- If you reach the limit during a regular payroll, your contributions begin in the following pay period.

PART II -- STRAIGHT SALARY DEFERRAL

Under Part II provisions, you can defer from 1 percent to 100 percent of all unearned, 1997 eligible compensation, including bonus payments. Part II contributions begin with your first eligible pay period in 1997.

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PART III -- LIMITED BONUS DEFERRAL

Part III of the Executive Savings Plans is available only to those United HealthCare executives who are eligible for special bonus amounts that are declared by United HealthCare's Board of Directors or Compensation Committee or their designee as being eligible for deferral under Part III of the Plans.

If you are eligible to make deferrals of special bonuses under Part III, you will be notified in advance. At that time, you will receive a Part III enrollment form. You can defer from 1 percent to 100 percent of 1997 special bonuses before they are earned.

INVESTMENTS

You may elect to have your deferrals and matching United HealthCare contributions credited with investment earnings from one or more of the three investment credit funds offered under the plans.

Your elections are subject to investment risk. As with any investment if the returns on the funds you choose are positive, your account balance will have positive credits. If the returns are negative, your account balance will decline. Please review the fund information provided with your enrollment materials before making your decision.

You may change your investment credit choices once each calendar quarter on any business day during that quarter. To make a change, you must complete and submit a form to the Plan Administrator. If the form is received by the Plan Administrator by noon Central time, the change will be effective the following business day. You may elect to have your future contributions credited differently from your existing account balance for investment return purposes. When you make your investment election for 1997, your past and future account will be credited with investment performance in the same manner.

YOUR INVESTMENT CREDIT CHOICES

You can elect to have your account credited with the investment performance of one or any combination of the following three funds:

- LOOMIS SAYLES BOND FUND. The Fund's investment objective is high total investment return through a combination of current income and capital appreciation. The Fund seeks to attain its objective by normally investing substantially all of its assets in debt securities (including convertibles), although up to 20% of its assets may be invested in preferred stocks. At least 65% of the Fund's total assets may be invested in bonds. The Fund may invest any portion

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     of its assets in securities of Canadian issuers, and a limited portion of its assets insecurities of other foreign issuers. The Fund will also invest less than 35% of its assets in securities of below investment grade quality.

- FIRST AMERICAN EQUITY INDEX FUND. This fund seeks to provide investment results that correspond to the performance of the Standard and Poor's 500 Composite Stock Price Index (S&P 500). The fund invests at least 65 percent of its assets in common stocks included in the S&P 500.

- PBHG GROWTH FUND. The fund seeks capital appreciation and invests primarily in common stocks of small and medium capitalization companies believed to have an outlook for strong earnings growth and the potential for strong earnings growth and the potential for significant capital appreciation. The average market capitalizations or annual revenues of holdings in the portfolio may fluctuate over time as a result of market valuation levels and the availability of specific investment opportunities.

You may elect to have your accounts credited with investment performance in any combination of the investment credit funds in one percent increments as long as your investment percentage totals 100 percent. Remember, however, that as unfunded plans, the investment credit funds are only measuring tools to determine the value of your account under the plans, and Untied HealthCare is not required to purchase such investments.

ACCOUNT INFORMATION

You will receive a quarterly statement showing the status of your account credits in the plans.

In addition, beginning April 1, 1997 you will have daily access to information about your account.

VESTING

Vesting under the Executive Savings Plans Part I is based on your years of service with United HealthCare beginning with your date of hire. You are always 100 percent vested in your own deferrals, as well as the investment earnings or losses on them. Eligible participants who are hired on or after January 1, 1997, will become vested in the United HealthCare matching contribution after completing two years of service with United HealthCare. Active and former participants prior to January 1, 1997 are 100% vested in deferrals, matching contributions and the investment earnings and losses on them.

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DISTRIBUTIONS FROM THE PLANS

TIMING

We all know that life is full of changes. That's why each year when you elect to participate in the Executive Savings Plans, you should consider your personal financial goals and needs.

For 1997, active and former participants will elect a single distribution option for all three parts of the Executive savings Plans for all past and future account credits. If you are an active or former participant and have already elected to receive a distribution to be paid out in February 1997, your request will be honored. All other prior distribution requests are void unless currently in a payout status. Distributions after February 1997, will be available only upon termination, permanent total disability or death. You can expect to receive your lump sum or installment distribution beginning the February following the end of the calendar year in which the distribution event occurs.

DISTRIBUTION OPTIONS

You have three distribution options to choose from. The option you choose will be used for all parts of the Plans.

- LUMP SUM: For example, if you terminate employment on January 12, 1997, your lump sum distributions date will be in February 1998.

- THREE-YEAR INSTALLMENTS: The three installments are paid annually beginning the February following the end of the calendar year in which your distribution event occurs. For example, if you terminate employment on November 1, 1997, your installments will be paid in February 1998, February 1999 and February 2000.

- FIVE-YEAR INSTALLMENTS: The five installments are paid annually beginning the February following the end of the calendar year in which your distribution event occurs. For example, if you terminate employment on April 25, 1997 your installments will be paid in February 1998, February 1999, February 2000, February 2001 and February 2002.

Keep in mind: once you have chosen a distribution option, you cannot change it. Be sure to choose carefully.

TAXATION

For all parts under the plans, your distribution is made in either a single lump sum payment or in three or five installments and is immediately taxable on receipt. No

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special tax treatments or early withdrawal penalties apply, as the Executive
Savings Plans are non-qualified plans.

SEQUENCE OF DEDUCTIONS

Your deductions are taken from your paycheck in the following order:

-    First, 401(k) Savings Plan contributions (if applicable)

-    Next, Part I deferrals

-    Then, Part III deferrals

-    Finally Part II deferrals

Note: The actual deferral percentage is based on your entire compensation and bonus amount. If the amount you elected to have deducted exceeds your paycheck, deductions will be taken until your paycheck is depleted. In that case, all of your elections for that pay period will not be fulfilled.

Once your deferral election is made, it is irrevocable. However, you may stop your deferral during the year under Part I and/or II. Once the deferrals are suspended, they may not be resumed until the following calendar year.

If you wish to stop your payroll deductions, call the Plan Administrator at
(612)936-1605 to obtain the appropriate Executive Savings Plans cancellation form.

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                   THE EXECUTIVE SAVINGS PLANS AT A GLANCE

WHAT TO DO NEXT

Decide if participating in Part I and/or Part II is right for you. You may find it helpful to consult with a tax or financial advisor. Then, if you decide to enroll, complete and return the Executive Savings Plans Part I and/or Part II enrollment and election forms included in your packet. If you do not designate a beneficiary, your benefits will be paid in accordance with the Plan's provisions in the event of your death.

As an important component of United HealthCare's competitive benefits program, the Executive Savings Plan Part I and Executive Savings Plan Parts II and III offer you a tremendous opportunity to save for your future. The plans also enable you to defer taxes associated with your deferred compensation until termination, total permanent disability or death. For purposes of obtaining favorable state tax treatment for eligible distributions, the Executive Savings Plan has been separated into two separate plans beginning in 1997, the Executive Savings Plan Part I and the Executive Savings Plan Parts II and III. However, the Plan Administrator and election procedures are the same for both plans. As a result, these communications collectively refer to both plans as the "Executive Savings Plans" or "Plans."

There are three separate parts to the Executive Savings Plans, allowing you to design a deferral strategy that meets your needs:

PART 1 -- 401(k) KEEP WHOLE

- Allows you to defer, on a pre-tax basis, from 1 percent to 15 percent of your eligible compensation after you reach one of the IRS 401(k) limits.

- Provides a United HealthCare matching contribution of 50 percent of the first 6 percent of your deferral.

PART II -- STRAIGHT SALARY DEFERRAL

-    Lets you defer all or a portion of  your unearned, eligible compensation.

PART III -- LIMITED BONUS DEFERRAL

- Enables you to defer all of or a portion of special bonuses to a future point in time.